October 31st, 2015

Apollo Acquisition Corporation

c/o Stuarts Corporate Services Ltd.

36A Dr. Roy’s Drive

George Town

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

Re: Acceptance

Dear Board of Directors:

I hereby accept my appointment to the Chief Financial Officer of Apollo Acquisition Corporation, with effect immediately.

Sincerely,

/s/ Jianguo Xu

Jianguo Xu